At RFMD®
Dean Priddy                          Doug DeLieto                       Jerry Neal
CFO                                        VP, Investor Relations        EVP, Marketing and Strategic Development
336-678-7975                         336-678-7968                         336-678-7001

FOR IMMEDIATE RELEASE
December 04, 2008

RFMD® UPDATES DECEMBER 2008 QUARTERLY FINANCIAL GUIDANCE
AND ANNOUNCES COST REDUCTIONS

GREENSBORO, N.C., December 4, 2008 - RF Micro Devices (NASDAQ GS: RFMD), a global leader in the design and manufacture of high-performance semiconductor components, today updated its quarterly financial guidance to reflect broad-based, reduced demand in its end markets.  RFMD® currently expects December 2008 quarterly revenue to be approximately 15-20% below the low-end of the guidance originally provided on October 28, 2008.  Despite the projected reduction in revenue, RFMD continues to expect gross margin to improve sequentially during the quarter and continues to expect to achieve positive diluted earnings per share (EPS) on a non-GAAP basis.  RFMD's original December quarterly financial guidance forecasted revenue between $253 and $271 million, GAAP diluted EPS in the range of $0.00 - $0.02 and non-GAAP diluted EPS in the range of $0.05 to $0.07.

RFMD expects to strengthen its balance sheet and improve its capital structure during the December 2008 quarter.  Quarterly cash flow from operations is expected to increase significantly, versus the September 2008 quarter, with minimal capital expenditures anticipated.  Additionally, RFMD has purchased approximately $23 million par value, or 10%, of its 2010 convertible debt and continues to have approximately $50 million available and authorized for common stock repurchases under its existing share repurchase program.  RFMD may make additional purchases of its convertible debt or common stock from time to time in the open market in accordance with applicable regulations.

Bob Bruggeworth, president and CEO of RFMD, said, "In light of the reduced demand environment, we have taken decisive and immediate actions to maximize cash flow by reducing costs, working capital and capital expenditures.  These cost-cutting measures have begun to take effect, and we expect to derive the full benefit of these measures during the March 2009 quarter.  We are sizing our operating model to match our revenue expectations, and we continue to anticipate approximately $80 million to $120 million in free cash flow (cash flow from operations less capital expenditures) in fiscal 2010."

About RFMD: RF Micro Devices, Inc. (Nasdaq GS: RFMD) is a global leader in the design and manufacture of high-performance semiconductor components.  RFMD's products enable worldwide mobility, provide enhanced connectivity and support advanced functionality in the cellular handset, wireless infrastructure, wireless local area network (WLAN), CATV/broadband and aerospace and defense markets.  RFMD is recognized for its diverse portfolio of semiconductor technologies and RF systems expertise and is a preferred supplier to the world's leading mobile device, customer premises and communications equipment providers.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with our planned exit from our wireless systems business, including cellular transceivers and GPS solutions, the risk that restructuring charges may be greater than originally anticipated and that the cost savings and other benefits from the restructuring may not be achieved, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to complete acquisitions and integrate acquired companies, including the risk that we may not realize expected synergies from our business combinations, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC. All other trade names, trademarks and registered trademarks are the property of their respective owners.

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